Sony Group Corporation S-8

Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

Sony Group Kabushiki Kaisha

(Exact name of Registrant as specified in its charter)

Sony Group Corporation

(Translation of Registrant’s name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Common Stock, reserved for issuance pursuant to the Twentieth, Twenty-First and Twenty-Second Series Restricted Stock Units of Sony Group Corporation	Other(2)	2,223,919	¥3,254 $20.09	¥7,236,632,426 $44,687,121.32	0.0001381	$6,171.29
	Total Offering Amounts					$44,687,121.32		$6,171.29
	Total Fee Offsets							—
	Net Fee Due							$6,171.29

(1)	Consists of shares of common stock (the “Common Stock”) of Sony Group Corporation to be disposed upon vesting of restricted stock units pursuant to the Twentieth, Twenty-First and Twenty-Second Series Restricted Stock Units of Sony Group Corporation (the “Plan”). Such indeterminable number of additional shares of Common Stock as may be disposable pursuant to the operation of the recapitalization and adjustment provisions of the Plan are also registered hereby.

(2)	The Proposed Maximum Offering Price Per Unit of Common Stock has been calculated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Unit of Common Stock is based on ¥3,254 per share, the average of the high and low prices of the Common Stock, as reported on the Tokyo Stock Exchange on June 29, 2026. The Proposed Maximum Offering Price Per Unit of Common Stock is converted to U.S. dollars based on the New York foreign exchange rate for June 29, 2026 of ¥161.94 = $1.00 as published in the Wall Street Journal on June 29, 2026.

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